Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333‑47909) and on Form S‑8 (No. 333‑181167) of The McClatchy Company of our report dated March 3, 2014, with respect to the consolidated financial statements of CareerBuilder, LLC and Subsidiaries included in this Form 10‑K of The McClatchy Company for the year ended December 28, 2014.

/s/ Ernst & Young LLP

March 11, 2015

McLean, VA